Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of November 7, 2022 (the “Agreement Date”) and is made by and between CEVA D.S.P. Ltd., a corporation having a principal place of business at 2 Maskit Street, P.O.B. 4047, Herzliya 4612001, Israel, (“CEVA”), and Mr. Gideon Wertheizer, I.D. No. 054540414 (the “Consultant”). For the purpose of this Agreement each of CEVA and the Consultant is referred to as a "party" and collectively the "parties”.

Whereas the Consultant has been employed by CEVA pursuant to an employment agreement dated 1 November 2002, as amended on February 18, 2021 (the "Employment Agreement"); and

Whereas CEVA and the Consultant have mutually agreed to set forth certain agreements and understandings with respect to Consultant’s retirement pursuant to a Separation and Release Agreement dated the Agreement Date (the "Separation Agreement"); and

Whereas in accordance with the Separation Agreement, the parties wish to enter a consultancy agreement, pursuant to which the Consultant shall provide transition support services to CEVA for a fixed six-month period, in accordance with the terms set forth below.

Now, Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

1.	DEFINITIONS.

1.1.

“Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of CEVA, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding CEVA's products or services and markets therefore, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.

1.2.	“Innovations” means any invention, development or innovation developed (if any) during the term of this Agreement as result, outcome of the Services.

1.3.

“Intellectual Property Rights” means the collective intellectual property rights now held or hereafter created or acquired, whether arising under the laws of the United States or any jurisdiction worldwide, for (i) all classes of patents including utility models, utility patents and design patents, patent applications and disclosures, (ii) all copyrights rights in trade dress and packaging, moral rights, and similar rights of any type, in any published and unpublished works and all registrations and applications therefor, (iii) all mask works and all registrations and applications therefor, and (iv) all inventions, know-how, trade secrets and confidential information.

2.	CONSULTATION SERVICES

2.1.

Commencing on the Retirement Date (as defined in the Separation Agreement) and for the six-month period thereafter (the “Term”), the Consultant will provide CEVA's CEO with assistance in view of his needs/the needs of CEVA and requests from time to time (the "Services"). During the Term, the Consultant shall have the title “Advisor to the CEO”, but shall not be deemed an officer of CEVA or any of its affiliates.

2.2.	The Services shall be provided at a flexible scope based on the requests stated in 2.1 above in coordination with CEVA’s CEO.

2.3.

Consultant undertakes to: (i) perform the consulting service personally and not to delegate any portion of the consulting services to any other third party; (ii) use its best efforts during the term of this Agreement to provide CEVA the consulting Services as described below; (iii) ensure that all his actions under this Agreement are made in good faith under the terms and conditions of this Agreement; (iv) follow CEVA’s instructions, including with respect to General Data Protection Regulation (GDPR) with respect to any personal data or information provided to consultant by CEVA.

2.4.

During the Term, the Consultant shall not engage, in any capacity, directly or indirectly, in any activity, which competes in CEVA’s field of business or may reasonably cause a conflict of interest with his duties under this Agreement.

3.	RETAINED RIGHTS

3.1.

All right, title, and interest in and to the consultation services generated by the Consultant under this Agreement and specified in this Agreement shall be “work made for hire” and pass from the Consultant to CEVA effective immediately upon the inception, conception, creation, or development thereof. The Consultant shall have no rights or title in such consulting services, or any part thereof or any of its products or results, and CEVA shall own all rights to such work in its name or otherwise, including copyrights, patents, trademarks and other rights, and to the extent required the Consultant agrees to give CEVA and any other person designated by CEVA, all reasonable assistance, at CEVA’s expense, as required to perfect the rights defined in this Section 3.2. The Consultant hereby irrevocably waives any right for any additional consideration of any kind, other than as specified under this Agreement, with respect to his consulting services.

3.2.

The Consultant acknowledges that he has not, does not, and shall not acquire any rights with respect to CEVA Intellectual Property Rights, and/or any derivative work, which arise from the consulting services. CEVA shall own all right, title and interest in and to Innovations incorporated derived from the consulting services (“CEVA Innovations”), and Intellectual Property Rights arising therefrom.

4.	PAYMENT

4.1.	For the consulting services provided by the Consultant, CEVA shall pay the Consultant a fee of NIS 95,000 per month (hereinafter: the "Fees").

4.2.

At Consultant’s election, which may be made by email notice to CEVA, Consultant will either be paid the Fees on a monthly basis or as a lump sum within 10 days of conclusion of the Term. CEVA will be entitled to deduct or withhold any taxes from said payment, if and to the extent required to do so by the law.

4.3.	All payments shall be made in NIS by wire transfer to a bank account designated by the Consultant.

4.4.

During the Term, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement plans, or any other fringe benefits or benefit plans offered by the Company to its employees, nor will Consultant be provided an office or office support other than as deemed appropriate by CEVA to facilitate performance of the Services.

5.	CONFIDENTIALITY

5.1.	The Consultant agrees that for the Term of this Agreement and an unlimited period thereafter to hold CEVA's Confidential Information in confidence.

5.2.	The Consultant shall use CEVA's Confidential Information only as necessary to carry out the Services.

6.	TERM AND TERMINATION

6.1.

Your obligations hereunder shall commence on the Retirement Date, and this Agreement shall terminate on the final day of the Term (the "Termination Date"). If the Transition Date (as defined in the Separation Agreement) has not occurred by February 15, 2023, this Agreement shall be null and void and of no effect.

6.2.

Notwithstanding the above, either party may terminate this Agreement effective immediately upon written notice to the other party for any reason (prior to the Termination Date), provided that should CEVA terminate the Consultant it shall pay him an amount in lieu of the Fees that he would otherwise receive during the remainder of the Term. Notwithstanding the above, CEVA shall not be required to pay any amount in lieu of Fees if such termination is by CEVA for Cause or by Consultant without Good Reason (as each such term is defined in the Separation Agreement, provided that in each case reference to material breach of the Separation Agreement shall instead mean material breach of this Agreement).

6.3.	Any termination hereunder shall be in addition to any other remedy either party may have at law or in equity.

6.4.

Upon the termination of this Agreement, or at any time upon CEVA’s request, the Consultant shall immediately cease performing any services under this Agreement and shall promptly return to CEVA all materials provided by CEVA to the Consultant hereunder, including without limitation any summaries, extracts or copies thereof.

6.5.	Sections 1, 3, 5, 6 and 7 shall survive any termination or expiration of the Agreement.

7.	GENERAL TERMS AND CONDITIONS

7.1.

Notices. Any notices and communications under this Agreement shall be sent or delivered in writing, and shall be deemed to have been duly delivered to the addressee: (a) if sent by electronic email one (1) day after being sent with read/receipt confirmation- if to CEVA: to_Yaniv Arieli at yaniv.arieli@ceva-dsp.com, and if to Consultant: to Gideon.Wertheizer@ceva-dsp.com or to such other email address as either party may specify to the other in writing.

7.2.

Governing Law & Venue. This Agreement is to be construed in accordance with the laws of the State of Israel without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Israel to the rights and duties of the parties.

7.3.	Waiver or Delay. Any express waiver or the failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

7.4.

Assignment. The Consultant may not assign or transfer any of its rights or obligations under this Agreement without CEVA’s prior written consent. Any attempt to assign without written consent shall be null and void.

7.5.

Injunctive Relief. The Consultant acknowledges that any breach of Section 6 of this Agreement may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, CEVA will have in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of such sections.

7.6.

Counterparts and Electronic/Scanned Signature. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but taken together shall constitute the same document. An electronic, or scanned signature shall have the same force and effect as original signature.

7.7.

Independent Contractors. This Agreement is not intended to create, nor should it be construed as creating, an agency, joint venture, partnership, or employer-employee relationship between the parties. Nothing contained in this Agreement shall be construed as granting either party the authority to bind or contract any obligation in the name of or on the account of the other party or to make any representations, or commitments on behalf of the other party.

In view of the above, should it be held by any competent judicial authority that the relationship between the Consultant and CEVA with respect of the Services rendered by the Consultant pursuant to this Agreement is one of employer and employee, the parties agree that the “salary” that Consultant would be entitled to as an “employee” (including for the purpose of social security and social benefits), for the provision of the Services within the framework of this Agreement, shall be 75% of monthly Fees established under this Agreement (the “Agreed Employee Compensation”).

The Consultant will be obligated to return to CEVA all surplus payments that CEVA paid beyond the Agreed Employee Compensation (the “Surplus Sum”), on the day that a demand and/or claim which contradicts this Agreement is filed or on the day that a decision made, source.

In addition, the Consultant shall indemnify the CEVA for any and all liabilities, claims, damages, costs and expenses (including attorneys’ fees) arising out of or resulting from any claim, action, or other proceeding, pursuant to his claim that the relationship between himself and the CEVA is one of an employer-employee.

7.8.

Survival of Previous Obligations. Notwithstanding the above, and for the avoidance of doubt, nothing in this Agreement shall be construed as releasing the Consultant from any obligations set out in the Separation Agreement or the Prior Agreements (as defined in the Separation Agreement).

7.9.

Entire Agreement. This Agreement contains and constitutes the sole, complete and entire agreement of the parties concerning the matters contained herein and therein and may not be altered, modified or changed in any manner except by a writing duly executed by the parties. No statements, or representations have been made by any party to the other, or are relied upon, and no consideration has been or is offered, promised, expected. No party is relying on any representations other than those expressly set forth herein. All prior or contemporaneous discussions or negotiations, whether oral or written, have been, and are, merged and integrated into, and superseded by, this Agreement.

IN WITNESS WHEREOF, each party has caused the Agreement to be executed by its authorized representatives upon the Agreement Date.

CEVA D.S.P. Ltd. (“CEVA”)	Gideon Wertheizer (“Consultant”)
Signature: /s/ Peter McManamon_____	Signature: /s/ Gideon Wertheizer________
Printed Name: Peter McManamon____	Printed Name: Gideon Wertheizer_______
Title: Authorized Officer__	Title: Consultant______________

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